Exhibit 99.(s)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby makes, constitutes and appoints each of R. Jay Gerken, Kaprel Ozsolak, Robert I. Frenkel and William J. Renahan with full power to act without the other, as his or her agent and attorney-in-fact for the purpose of executing in his or her name, in his or her capacity as a Trustee of each of Legg Mason Permal Global Active Strategies Fund, Legg Mason Permal Global Active Strategies TEI Fund and Legg Mason Permal Global Active Strategies Master Fund (each, a “Fund”), the registration statement of each Fund on Form N-2 (including amendments thereto), to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder, as applicable.

All past acts of an attorney-in-fact in furtherance of the foregoing are hereby ratified and confirmed.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

This power of attorney shall be valid from the date hereof until revoked by me.

IN WITNESS WHEREOF, I have executed this instrument as of the 23rd day of May, 2008.

/s/ R. Jay Gerken
R. Jay Gerken	Chairman, President, Chief Executive Officer and Trustee

/s/ Kaprel Ozsolak
Kaprel Ozsolak	Chief Financial Officer and Treasurer

/s/ Carol L. Colman
Carol L. Colman	Trustee

/s/ Daniel P. Cronin
Daniel P. Cronin	Trustee

/s/ Paolo M. Cucchi
Paolo M. Cucchi	Trustee

/s/ Leslie H. Gelb
Leslie H. Gelb	Trustee

/s/ William R. Hutchinson
William R. Hutchinson	Trustee

/s/ Dr. Riordan Roett
Dr. Riordan Roett	Trustee

/s/ Jeswald W. Salacuse
Jeswald W. Salacuse	Trustee